SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant     ☑
Filed by a Party other than the Registrant     ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

Capitol Bancorp Limited

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:
(2) Form, Schedule or Registration Statement No.:
(3) Filing Party:
(4) Date Filed:

March 31, 2006

Dear Shareholder:

You are cordially invited to attend the 2006 Annual Meeting of Shareholders of Capitol Bancorp Limited ("Capitol") to be held at the Lansing Center, 333 East Michigan Avenue, Lansing, Michigan, on Wednesday, April 26, 2006, at 4:00 p.m., Eastern Standard Time.

The attached Notice of Annual Meeting of Shareholders and Proxy Statement describe the formal business to be transacted at the annual meeting. Shareholders will be asked to elect 22 directors and to consider any other business that may properly come before the annual meeting.

During the annual meeting, management will also report on the operations of Capitol. Directors and officers of Capitol will be present to respond to questions that you may have.

Whether or not you plan to attend the annual meeting, please vote by completing and returning the enclosed proxy card or vote by telephone or on the Internet. If you attend the Annual Meeting, you may withdraw your proxy and vote in person, even if you have previously voted.

                                                Sincerely,

                                                JOSEPH D. REID
                                                Chairman and Chief Executive Officer

CAPITOL BANCORP LIMITED

Capitol Bancorp Center 200 Washington Square North Lansing, Michigan 48933	2777 E. Camelback Road, Suite 375 Phoenix, Arizona 85016

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held on Wednesday, April 26, 2006

The 2006 Annual Meeting of Shareholders of Capitol Bancorp Limited ("Capitol") will be held at the Lansing Center, 333 East Michigan Avenue, Lansing, Michigan on Wednesday, April 26, 2006 at 4:00 p.m., Eastern Standard Time.

A proxy card and a proxy statement are enclosed.

The annual meeting is for the purpose of considering and acting upon the following proposals:

1.	To elect 22 directors to hold office for one year and until their successors are elected and qualified or upon their earlier resignation or removal.
2.	To conduct such other business as may properly come before the annual meeting or any adjournments thereof.

The Board of Directors is not aware of any other business to come before the annual meeting.

Action may be taken on the foregoing proposals at the annual meeting on the date specified, or on any dates to which, by original or later adjournment, the annual meeting may be adjourned. Shareholders of record at the close of business on February 27, 2006 are entitled to vote at the annual meeting and any adjournments thereof.

You are asked to fill in and sign the enclosed form of proxy, which is solicited by the Board of Directors, and to return it promptly in the enclosed envelope or vote by telephone or on the Internet. The proxy will not be used if you attend the annual meeting, withdraw your proxy and vote in person.

Lansing, Michigan
March 31, 2006

Important: This notice and the accompanying proxy materials were first mailed to shareholders on or about March 31, 2006. The cost of solicitation of proxies will be borne by Capitol. The prompt return of proxies will save the expense of further requests for proxies in order to obtain a quorum. An addressed envelope is enclosed for your convenience. No postage is required if mailed within the United States. You may also vote your shares by telephone or the Internet.

Capitol Bancorp Center 200 Washington Square North Lansing, Michigan 48933	2777 E. Camelback Road, Suite 375 Phoenix, Arizona 85016

ANNUAL MEETING OF SHAREHOLDERS

PROXY STATEMENT

INFORMATION ABOUT THE ANNUAL MEETING

When is the annual meeting?

Wednesday, April 26, 2006 at 4:00 p.m., Eastern Standard Time.

Where will the annual meeting be held?

At the Lansing Center, 333 East Michigan Avenue, Lansing, Michigan.

What items will be voted upon at the annual meeting?

Shareholders will be voting on the following matters:

1.	The election of 22 directors.
2.	Other business that may properly come before the annual meeting or any adjournment of the annual meeting.

VOTING

Who Can Vote?

You are entitled to vote your common stock if Capitol's records show that you held shares of Capitol's common stock as of the close of business on February 27, 2006, the record date.

Each shareholder is entitled to one vote for each share of common stock held on February 27, 2006. On February 27, 2006, there were 15,883,326 shares of common stock issued and outstanding. Common stock is Capitol's only class of voting securities.

Capitol Direct. If you are a participant in the Capitol Bancorp Limited Direct Purchase and Dividend Reinvestment Plan ("Capitol Direct"), the number of shares shown on the enclosed proxy card includes shares held for your account in that plan.

Employee Benefit Plan Shares. If you are a participant in an employee benefit plan of Capitol that allows participant-directed voting of common stock held in that plan, you will receive a separate proxy card for shares you hold in that plan, as well as shares you own of record, if any. The trustee for each plan will cause votes to be cast confidentially in accordance with your instructions.

How do I vote?

You can vote on matters that are properly presented at the annual meeting in four ways:

•	You can come to the annual meeting and cast your vote in person; or
•	You can vote by signing and returning the enclosed proxy card in the enclosed envelope; or
•	You can vote by phone by calling toll-free 1-800-758-6973 on a touch-tone telephone, with the voting form in hand, and follow the instructions; or
•	You can vote by Internet at www.eproxyvote.com/cbc, with the voting form in hand, and follow the instructions provided.

If you vote by telephone or the Internet, your electronic vote authorizes the named proxies in the same manner as if you signed, dated and returned your proxy card. If you vote by telephone or the Internet, you should not return your proxy card.

If you sign and return the enclosed proxy card, vote by telephone or via the Internet, the proxies named on the enclosed proxy card will vote your shares of common stock as you instruct. If you do not vote on a proposal, your proxies will vote on your behalf in their discretion on that proposal. Unless you instruct otherwise, your proxies will vote your shares FOR the election of each of the 22 director nominees nominated by Capitol's Board of Directors and in their discretion on every other proposal considered at the annual meeting.

How do I vote if my shares are held in "street name"?

If your shares are held in the name of your broker, a bank, or other nominee, then that party should give you instructions for voting your shares.

How do I change or revoke my proxy?

Shareholders who execute proxies retain the right to revoke them at any time before they are exercised. Unless revoked, the shares represented by such proxies will be voted at the annual meeting and all adjournments thereof. Proxies may be revoked by written notice to the Secretary or by the filing of a later proxy prior to a vote being taken on a particular proposal at the annual meeting. A proxy will not be voted if a particular shareholder attends the annual meeting and revokes his/her proxy by notifying the Secretary at the annual meeting. Any shareholder who attends the annual meeting and revokes his/her proxy may vote in person. However, your attendance alone will not revoke your proxy. If you instructed a broker, bank or other nominee to vote your shares and you would like to revoke or change your vote, then you must follow their instructions. Proxies solicited by Capitol's Board of Directors will be voted according to the directions given therein. Where no instructions are indicated, proxies will be voted FOR the nominees for directors.

If I return my proxy can I still attend the annual meeting?

Yes. You are encouraged to mark, sign and date the enclosed form of proxy and return it promptly or vote by telephone or Internet so that your shares will be represented at the annual meeting. However, returning a proxy does not affect your right to attend the annual meeting and vote your shares in person.

How many votes are required?

The representation in person or by proxy of at least a majority of the outstanding shares of common stock entitled to vote is necessary in order to provide a quorum at the annual meeting. Shares represented by proxies marked "Abstain" or "Withheld" and "broker non-votes" are counted in determining whether a quorum is present. (A "broker non-vote" is a proxy submitted by a broker that does not indicate a vote for some or all of the proposals because the broker does not have discretionary voting authority on some types of proposals and has not received instructions from its client as to how to vote a particular proposal.)

A New York Stock Exchange (NYSE) member broker who holds shares in street name for a customer has the authority to vote on certain items if the broker does not receive instructions from the customer. NYSE rules permit member brokers who do not receive instructions to vote on proposal one to elect directors. Proxies that are counted as abstentions and any proxies returned by brokers as "non-votes" on behalf of shares held in street names (because beneficial owners' discretion has been withheld or brokers are not permitted to vote on the beneficial owners' behalf) will be treated as present for purposes of determining whether a quorum is present at the annual meeting. However, any shares not voted as a result of an abstention or a broker non-vote will not be counted as voting for or against a particular matter. Accordingly, abstentions and broker non-votes will have no effect on the outcome of a vote.

The election of directors will be by a plurality of votes cast. This means that if there are more nominees than positions to be filled, the nominees who receive the most votes will be elected. In counting votes on the election of directors, abstentions, broker non-votes and other shares not voted will be counted as not voted. These shares will be deducted from the total shares of which a plurality is required. Shareholders are not entitled to cumulative voting rights.

What is the recommendation of Capitol's Board of Directors?

Capitol's Board recommends that each shareholder vote FOR each of the nominees for the Board of Directors.

Who pays for the solicitation of proxies?

The accompanying proxy is being solicited by Capitol's Board of Directors. Capitol will bear the cost of soliciting the proxies. Officers and other management employees of Capitol will receive no additional compensation for the solicitation of proxies and may use mail, e-mail, personal interview and/or telephone.

Does Capitol send multiple proxy statements to two or more security holders who share an address?

Capitol only sends one proxy statement to security holders who share the same address unless Capitol has received contrary instructions. If each security holder desires to have their own copy, they may notify Capitol of that fact either orally or in writing. Notifications can be directed to Capitol Bancorp Limited, Capitol Bancorp Center, 200 Washington Square North, Lansing, MI 48933 or via telephone at 517-487-6555. Similarly, security holders may also contact Capitol if they receive multiple copies of the proxy materials and would prefer to receive a single copy in the future.

Can I Receive Proxy Materials and the Annual Report electronically?

      This proxy statement and Capitol's 2005 Annual Report are available on the Company's website at www.capitolbancorp.com. Instead of receiving paper copies of next year's Proxy Statement and Annual Report in the mail, shareholders can elect to receive an e-mail message which will provide a link to these documents on the website. By opting to access your proxy materials online, you will save Capitol the cost of producing and mailing documents to you, reduce the amount of mail you receive and help preserve environmental resources.

Shareholders of record may enroll in the electronic proxy and Annual Report access service for future Annual Meetings of Shareholders by registering online at www.econsent.com/cbc. If you vote by

Internet, simply follow the prompts that will link you to www.eproxyvote.com/cbc. Beneficial or "street name" shareholders who wish to enroll in electronic access service should review the information provided in the proxy materials mailed to them by their bank or broker.

When are shareholders' proposals for Capitol's 2007 annual meeting due?

Proposals by shareholders to be considered for inclusion in the proxy materials solicited by Capitol's board of directors for the Annual Meeting in 2007 must be received by Capitol's Secretary no later than December 4, 2006. The use of certified mail, return receipt requested, is advised. To be eligible for inclusion, a proposal must comply with Rule 14a-8 and all other applicable provisions of Regulation 14A under the Securities Exchange Act of 1934.

Any security holder proposal which a shareholder wishes to present at Capitol's 2007 Annual Meeting of Shareholders but which is not intended to be considered for inclusion in the proxy statement and proxy for that meeting must be received by Capitol on or before February 15, 2007. Such proposals should be sent by registered or certified mail to David O'Leary, Secretary, Capitol Bancorp Limited, Capitol Bancorp Center, 200 Washington Square North, Lansing, Michigan 48933. If Capitol does not have notice of the proposal by that date, Capitol's form of proxy in connection with that meeting may confer discretionary voting authority to vote on that matter and the persons named in Capitol's form of proxy will vote the shares represented by such proxies in accordance with their best judgment.

PROPOSAL ONE: ELECTION OF DIRECTORS

Capitol's bylaws establish that the number of directors shall not be less than five (5) nor more than twenty-five (25). Currently, Capitol has twenty-three (23) directors. At Capitol's 2006 annual meeting, the Board of Directors will consist of twenty-two (22) members, all of whom will be elected at the annual meeting. The individuals who are elected as directors at the annual meeting will hold office for a term expiring at the next annual meeting of shareholders and upon the election and qualification of their respective successors or upon their earlier resignation or removal.

Unless otherwise directed in the proxy, the persons named in the proxy intend to vote the shares represented by each properly executed proxy for the election of the directors for a one-year term and until their successors are duly elected and qualified or until their earlier resignation or removal. If any nominee at the time of election is unavailable or unwilling to serve, a contingency which is not presently anticipated, it is intended that the persons named in the proxy will vote for an alternate nominee, if designated by the Board. Proxies may be voted only for the nominees named or such alternates. The twenty-two (22) nominees receiving the highest number of votes will be elected directors. All of the nominees are currently directors of Capitol.

Except for (i) Michael F. Hannley and Ronald K. Sable, who are brother-in-laws, (ii) Cristin Reid English, who is the daughter of Joseph D. Reid, and (iii) Brian K. English, who is the husband of Cristin Reid English and the son-in-law of Joseph D. Reid, no director nominee, director, or executive officer is related to any other director nominee, director or executive officer by blood, marriage or adoption. There are no arrangements or understandings between any nominee or any of Capitol's directors or executive officers and any other person pursuant to which that nominee or director or executive officer was nominated or elected as a director or an executive officer of Capitol or any of its subsidiaries.

No director or executive officer of Capitol is a party to any material legal proceedings or has a material interest in any such legal proceedings that is adverse to Capitol or any of its subsidiaries.

The following table sets forth the nominees and information furnished by them regarding their age and principal occupation shown for at least the past five years, as of March 7, 2006:

Nominees for Election as a Director for Terms expiring in 2007.

Joseph D. Reid
Chairman of the Board, President and CEO and founder of Capitol. Mr. Reid served as Chairman and CEO of Sun Community Bancorp Limited from its formation until it combined with Capitol in 2002. Mr. Reid also serves as the Chairman and/or CEO of several of Capitol's bank and bank development subsidiary affiliates. He has served as a director of Capitol and/or its first bank affiliate since inception in 1982. Mr. Reid is 63 years of age.

Robert C. Carr
Vice Chairman of the Board of Capitol. Mr. Carr was formerly Executive Vice President of Capitol, the President and CEO of Capitol National Bank, Capitol's first bank affiliate, and currently serves as that bank's Chairman. He also serves as Chairman of other Capitol affiliates. Mr. Carr is 66 years of age and has served as a founding director of Capitol and/or its first affiliate since 1982.

Michael L. Kasten
Vice Chairman of the Board of Capitol. Mr. Kasten is the Managing Partner of Kasten Investments, L.L.C. He formerly served as Vice Chairman and Director of Sun Community Bancorp Limited and currently serves as Director, Chairman and/or Vice Chairman of several of Capitol's bank affiliates. Mr. Kasten is 60 years of age and has served as a director since 1990.

Lyle W. Miller
Vice Chairman of the Board of Capitol. Mr. Miller is President of L.W. Miller Holding Company. He formerly was President of SERVCO Inc., and a director of Sun Community Bancorp Limited. Mr. Miller is 62 years of age and has served as a founding director of Capitol and/or its first bank affiliate since 1982. Mr. Miller also serves as a member of the board of directors of Amera Mortgage Corporation, Capitol's mortgage affiliate.

David O'Leary
Secretary of Capitol. Mr. O'Leary is the Chairman of O'Leary Paint Company. Mr. O'Leary has been a founding director of Capitol and/or its first bank affiliate since 1982 and is 75 years of age. Mr. O'Leary also serves as a director of the Bank of San Francisco, an affiliate of Capitol.

Louis G. Allen	Mr. Allen is a retired bank executive. Mr. Allen has been a director of Capitol since 1989 and is 76 years of age.
Paul R. Ballard
Mr. Ballard is a retired Executive Vice President of Capitol and retired President and Chief Executive Officer of Portage Commerce Bank, Capitol's second bank affiliate. Mr. Ballard has been a director of Capitol since 1990. Mr. Ballard is 56 years of age.

David L. Becker
Mr. Becker is the retired founder of Becker Insurance Agency, P.C. Mr. Becker joined the board of Capitol in 1990, and serves as a charter member of the board of directors of Portage Commerce Bank, an affiliate of Capitol. Mr. Becker is 70 years of age.

Douglas E. Crist	Mr. Crist is the President of Developers of SW Florida, Inc. Mr. Crist has served as a founding director of Capitol and/or its first bank affiliate since 1982. Mr. Crist is 64 years of age.

Michael J. Devine
Mr. Devine is an Attorney at Law, and was previously a member of the board of directors of Sun Community Bancorp Limited. Mr. Devine is 64 years of age and has served as a director of Capitol since 2002 and currently serves as a director and/or Chairman of several of Capitol's bank affiliates.

Cristin Reid English
Chief Operating Officer of Capitol. Ms. English was previously Chief Administrative Officer, Executive Vice President, General Counsel, and has served in other varying capacities at Capitol since 1997. She joined Capitol's board of directors in 2001. She formerly served on the boards of Capitol's affiliate Nevada Community Bancorp Limited, and currently is a member of the board of directors of Capitol's affiliate Capitol National Bank. Ms. English is 37 years of age and is the daughter of Joseph D. Reid.

James C. Epolito
Mr. Epolito is the President and Chief Executive Officer of the Michigan Economic Development Corporation, a position he has held since 2005. Prior to that, he was the President and Chief Executive Officer of the Accident Fund Company. Mr. Epolito joined Capitol's board in 1999 and is 50 years of age.

Gary A. Falkenberg, D.O.	Dr. Falkenberg specializes in osteopathic medicine. Dr. Falkenberg has served as a founding director of Capitol and/or its first bank affiliate since 1982. Dr. Falkenberg is 67 years of age.
Joel I. Ferguson
Mr. Ferguson is the Chairman of Ferguson Development, LLC and a director of Maxco, Inc. Mr. Ferguson formerly served as a member of the board of directors of Capitol's affiliate, Nevada Community Bancorp Limited. Mr. Ferguson joined the board of Capitol and/or its first bank affiliate in 1982 as a founding director. Mr. Ferguson is 67 years of age.

Kathleen A. Gaskin
Ms. Gaskin is an Associate Broker and State Appraiser for Tomie Raines, Inc. Realtors. Ms. Gaskin has been a member of the board of directors of Capitol and/or its first bank affiliate since 1982 as a founding director. Ms. Gaskin is 64 years of age.

H. Nicholas Genova
Mr. Genova is the Chairman and Chief Executive Officer of Washtenaw News Company, Inc. and the President of H. N. Genova Development Company and Delivery Unlimited. Mr. Genova also serves on the board of Ann Arbor Commerce Bank, an affiliate of Capitol. Mr. Genova joined Capitol's board in 1992 and is 66 years of age.

Michael F. Hannley
Mr. Hannley is the President and Chief Executive Officer of Capitol's affiliate, Bank of Tucson. He formerly served on the board of directors of Capitol's affiliates Sun Community Bancorp Limited and Nevada Community Bancorp Limited. Mr. Hannley is 57 years of age and has served on Capitol's board since 2002. Mr. Hannley is the brother-in-law of Ronald K. Sable.

Lewis D. Johns
Mr. Johns is the President of Mid-Michigan Investment Company. Mr. Johns formerly served as a member of the board of directors of Capitol's affiliate, Nevada Community Bancorp Limited. He has served on the board of Capitol and/or Capitol's first bank affiliate since 1982 as a founding director and is 62 years of age.

John S. Lewis
Mr. Lewis is the President, Western Regions, and Director of Capitol. Mr. Lewis formerly served as President, CEO and Treasurer of Play Big, Inc., from 2001 to 2002, was Vice Chairman and President and a member of the board of Capitol's affiliate Sun Community Bancorp Limited from 1999 to 2001. Mr. Lewis currently serves as a member of the board and/or chairman of several of Capitol's affiliates. Mr. Lewis joined Capitol's board in 2002 and is 52 years of age.

Leonard Maas
Mr. Maas is the President of L & M Maas Investments, LLC. Mr. Maas was formerly the President of Gillisse Construction Company and a partner of CP Limited Partnership. Mr. Maas is also a member of the board of directors of Paragon Bank & Trust, an affiliate of Capitol. Mr. Maas became a board member of Capitol in 1995 and is 84 years of age.

Myrl D. Nofziger
Mr. Nofziger is the President of Hoogenboom Nofziger and previously served as a member of the board of directors of Capitol's affiliate Indiana Community Bancorp Limited. Mr. Nofziger became a board member of Capitol in 2003 and is 66 years of age.

Ronald K. Sable
Mr. Sable is the President of Concord Solutions Ltd. He was formerly Senior Vice President, Public Sector, of Guardent, Inc. and a Senior Vice President of Corporate Development for The Aerospace Corporation. Mr. Sable previously served as a member of the board of directors of Capitol's affiliate Sun Community Bancorp Limited. Mr. Sable joined the board of Capitol in 2002 and is 64 years of age. Mr. Sable is the brother-in-law of Michael F. Hannley.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS
VOTE "FOR" THE ELECTION OF THE NOMINEES.

ROLE OF THE BOARD

Pursuant to Michigan law and Capitol's bylaws, Capitol's business, property and affairs are managed under the direction of its Board of Directors. The Board of Directors has responsibility for establishing broad corporate policies and for Capitol's overall performance and direction, but is not involved in Capitol's day-to-day operations. Members of the Board of Directors are kept informed of the issues facing Capitol by participating in Board and committee meetings and by reviewing information provided to them on a periodic basis. Board members also have discussions with Capitol's executive officers to update them on Capitol.

In addition to the table of nominees set forth above, Kathryn L. Munro is currently a director of Capitol. Ms. Munro is a Principal of Bridge West, LLC, where she formerly served as Chairperson & CEO. She also previously served on the board of Capitol's affiliate Sun Community Bancorp Limited. Ms. Munro is 57 years of age and joined the board of Capitol in 2002. Ms. Munro also serves as a director of Pinnacle West Corporation and as Chairman of Flow International. Due to time commitments that prohibit her active involvement at the board and committee level, Ms. Munro requested that she not be re-nominated by the Board of Directors for re-election at the annual meeting.

    Capitol's Board of Directors currently consists of 23 members, a majority of whom are "independent" as defined under the corporate governance standards of the New York Stock Exchange (NYSE). The Board has adopted categorical standards for determining whether a director is independent and has no material relationships with Capitol. Under these standards, absent other material relationships with Capitol that the Board of Directors believes to jeopardize a director's independence from management, a director will be independent unless the director or any of his or her immediate family members had any of the following relationships with Capitol: employment during any of the past three years (as an executive officer in the case of family members); the receipt of more than $100,000 per year in direct compensation (other than director fees and pension or other forms of deferred compensation for prior service not contingent upon continued service) during any of the past three years; affiliation or employment with a present or former internal or external auditor during any of the past three years; employment with another company where any executive officers of Capitol serve on that company's compensation committee during any of the past three years; being an executive officer of a charitable organization to which Capitol contributed the greater of $1 million or 2% of such charitable organization's consolidated gross revenues in any single fiscal year during the preceding three years; or being an executive officer of a company that makes payments to, or receives payments from, Capitol for property or services in a fiscal year in an amount in excess of the greater of $1 million or two percent (2%) of such other company's consolidated gross revenues.

In addition, if any business relationship described in the last clause of the preceding paragraph is a lending relationship, deposit relationship, or other banking or commercial relationship between Capitol, on the one hand, and an entity with which the director or family member is affiliated by reason of being a director, officer or a significant shareholder thereof, on the other hand, such relationships must meet the following criteria: (1) it must be in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons; and (2) with respect to extensions of credit by an affiliate or subsidiary of Capitol to such entity: (a) such extensions of credit have been made in compliance with applicable law, including Regulation O of the Board of Governors of the Federal Reserve and Section 13(k) of the Exchange Act and (b) no event of default has occurred and is continuing beyond any period of cure.

The Board of Directors considers all relevant facts and circumstances and the application of the categorical standards and, based on its review of this information, affirmatively determined that the directors identified below as "independent" do not have any material relationships with Capitol.

Following are the names of each current member of Capitol's Board of Directors (all of whom are nominees with the exception of Kathryn L. Munro) for whom an affirmative determination of independence has been made:

Louis G. Allen	Paul R. Ballard	David L. Becker
Douglas E. Crist	James C. Epolito	Gary A. Falkenberg
Joel I. Ferguson	Kathleen A. Gaskin	H. Nicholas Genova
Lewis D. Johns	Michael L. Kasten	Leonard Maas
Lyle W. Miller	Kathryn L. Munro	Myrl D. Nofziger
David O'Leary

CORPORATE GOVERNANCE

Corporate Governance Guidelines and Code of Ethics

The Board of Directors is committed to good corporate governance and believes that an attentive, performing board is a tangible competitive advantage. With that commitment, during the past year the Board has reviewed Capitol's corporate governance policies and practices and has assured itself Capitol is adhering to the rules of the Securities and Exchange Commission ("SEC") and the revised listing standards of the New York Stock Exchange. In addition, the Board has implemented other corporate governance practices and procedures on a best practices basis.

Capitol has adopted corporate governance guidelines which are available at www.capitolbancorp.com by first clicking "GOVERNANCE" and then "Governance Guidelines." These principles were adopted by the Board to best ensure that the Board is independent from management, that the Board adequately performs its function as the overseer of management and to help ensure that Board and management interests align with the interests of the shareholders.

Capitol's other corporate governance documents, including its Code of Ethics and other important policies, are also available on its website at www.capitolbancorp.com. Each of these is also available in print to any shareholder, without charge, upon request to the Secretary of Capitol at Capitol Bancorp Limited, Capitol Bancorp Center, 200 Washington Square North, Lansing, MI 48933. As permitted by SEC rules, Capitol intends to post on its website any amendment to, or waiver from, any provision in the Code of Ethics that applies to its chief executive officer, chief financial officer, the controller or persons performing similar functions, and that relates to any element of the standards enumerated in the rules of the SEC.

Nominations for Directors

The Nominating and Governance Committee will consider nominees for director recommended by shareholders. A shareholder wishing to recommend a director candidate for consideration by the Nominating and Governance Committee should send such recommendation to the Secretary of Capitol at Capitol Bancorp Limited, Capitol Bancorp Center, 200 Washington Square North, Lansing, Michigan 48933, who will then forward it to the Nominating and Governance Committee. Any such recommendation should include a description of the candidate's qualifications for board service, the candidate's written consent to be considered for nomination and to serve if nominated and elected, addresses and telephone numbers for contacting the shareholder and the candidate for more information and any other information concerning such candidate that must be disclosed as to nominees in proxy solicitations pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended. A shareholder who wishes to nominate an individual as a director candidate at the annual meeting of shareholders rather than recommend the individual to the Nominating and Governance Committee as a nominee must comply with the advance notice requirements set forth in Capitol's bylaws, as amended (see "Shareholder Proposals" for more information on these procedures).

The Board and the Nominating and Governance Committee periodically review the size of the Board. In considering candidates for the Board, the Nominating and Governance Committee considers the entirety of each candidate's credentials and does not have any specific minimum qualifications that must be met by a Nominating and Governance Committee recommended nominee.

The Nominating and Governance Committee is guided by the following basic selection criteria for all nominees: independence; highest character and integrity; experience and understanding of strategy and policy-setting; reputation for working constructively with others; and sufficient time to devote to Board matters. The Nominating and Governance Committee also gives consideration to diversity, age, experience and specialized expertise in the context of the needs of the Board as a whole.

Each nominee to be elected to the Board at this year's annual meeting is currently a director of Capitol standing for re-election. The Nominating and Governance Committee and the Board believe that all of such nominees satisfy the above described director standards. Accordingly, all of such nominees were selected for re-election by the Board. With respect to this year's annual meeting of shareholders, no nominations for director were received from security holders.

Communications with the Board

You may send communications to Capitol's Board of Directors and to individual directors. Such communications should be submitted in writing addressed to Capitol's Board of Directors or to one or more named individual directors in care of David O'Leary, Secretary, Capitol Bancorp Limited, Capitol Bancorp Center, 200 Washington Square North, Lansing, Michigan 48933. All such communications will be forwarded promptly to Capitol's Board of Directors or such named individual directors.

Under NYSE corporate governance listing standards, Michael L. Kasten has been designated as the presiding non-management director to lead non-management director's meetings of the Board. Capitol's non-management directors meet at regularly scheduled executive sessions without management. The directors hold these regularly scheduled meetings to provide opportunity for open discussion regarding Capitol and its management. Shareholders and other interested parties may communicate with Capitol's presiding non-management director or non-management independent directors as a group by writing to "Presiding Non-Management Director" (if the intended recipient is the presiding non-management director or the non-management directors as a whole), c/o Secretary, Capitol Bancorp Limited, Capitol Bancorp Center, 200 Washington Square North, Lansing, Michigan 48933. Inquiries sent by mail will be reviewed by Capitol's Secretary and, if they pertain to the functions of the Board or Board committees or if the Secretary otherwise determines that they should be brought to the intended recipient's attention, they will be forwarded to the intended recipient. Concerns relating to accounting, internal controls, auditing or compliance matters will be brought to the attention of Capitol's Audit Committee and handled in accordance with procedures established by the Audit Committee with respect to such matters.

Capitol's Secretary's review of these communications will be performed with a view that the integrity of this process be preserved. For example, items that are unrelated to the duties and responsibilities of the Board, such as personal employee complaints, product inquiries, new product suggestions, resumes and other forms of job inquiries, surveys, business solicitations or advertisements, will not be forwarded to those individuals. In addition, material that is considered to be hostile, threatening, illegal or similarly unsuitable will not be forwarded to them. Except for these types of items, the Secretary will promptly forward written communications to the intended recipient. Within the above guidelines, the independent directors have granted the Secretary discretion to decide what correspondence should be shared with Capitol management and independent directors.

BOARD MEETING INFORMATION

During fiscal 2005, the Board of Directors met four times for regular meetings. All board members attended at least 75% of the meetings except for Kathryn L. Munro, who attended 50% of the meetings. Capitol's Directors are expected to attend the Annual Meeting of Shareholders. Of the 22 nominees standing for election as directors at the 2006 Annual Meeting of Shareholders, all but 3 attended last year's annual meeting of shareholders.

COMMITTEE STRUCTURE

Capitol's Bylaws, as amended, specifically provide that the Board may delegate responsibility to committees. During 2005, Capitol's Board had seven standing committees: an Executive Committee, an Audit Committee, a Compensation Committee, a Nominating and Governance Committee, an Ethics Committee, a Technology Committee and a Risk Management Committee. The membership of the Audit Committee, the Compensation Committee, the Nominating and Governance Committee and the Ethics Committee is composed entirely of independent directors.

Each of the Executive, Audit, Compensation, Nominating and Governance, Ethics, Technology and Risk Management Committee has a written charter approved by the Board that is reviewed regularly by the respective committee, which may recommend appropriate changes for approval by the Board.

Capitol's committee structure and their charters are available on Capitol's website at www.capitolbancorp.com. Each of these is also available in print to any shareholder upon request.

Executive Committee	Primary Functions	Meetings in 2005
Members: Joseph D. Reid* Michael L. Kasten Lewis D. Johns David O'Leary Lyle W. Miller

  may exercise all the powers and authority of the Board, including the power to declare dividends regarding Capitol's common stock, during the intervals between meetings of the full board of directors does not have the power or authority to amend the articles of incorporation, adopt an agreement of merger or consolidation, recommend to the shareholders the sale, lease or exchange of all or substantially all of Capitol's property and assets, recommend to the shareholders a dissolution of Capitol or revocation of a dissolution, amend the bylaws of Capitol, fill vacancies in the board of directors, or fix compensation of the directors serving on the board or on a committee
4**

*   Chairperson
** All of Capitol's executive committee members attended at least 75% of the meetings.

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Audit Committee	Primary Functions	Meetings in 2005
Members*: Gary A. Falkenberg, D.O.** Louis G. Allen*** David L. Becker H. Nicholas Genova

  review the qualifications, independence and performance of Capitol's independent registered public accounting firm (independent auditors)
  review general policies and procedures with respect to accounting and financial matters and internal controls review and approve the cost and types of audit and non-audit services performed by the independent auditors meet with independent auditors not less than once a year without Capitol's personnel to discuss internal controls and accuracy and completeness of the financial statements review the scope and budget of the audits of Capitol's consolidated financial statements and notify the Board of major problems or deficiencies discovered with respect to its duties
10****

* The members of the Audit Committee meet the standards of independence for audit committee members required by the SEC Rules and the NYSE Listing Standards. All members of the Audit Committee must be financially literate and at least one member of the Audit Committee must have accounting or related financial management expertise.

** Chairperson.

*** "Audit Committee Financial Expert" under the rules and regulations of the Securities and Exchange Commission for purposes of Section 407 of the Sarbanes-Oxley Act of 2002. The identification of a person as an "audit committee financial expert" does not impose any duties, obligations or liabilities that are greater than those imposed on such person as a member of either the Audit Committee or the Board in the absence of such identification. Moreover, the identification of a person as an audit committee financial expert, for purposes of the regulations of the Securities and Exchange Commission, does not affect the duties, obligations or liability of any other member of the Audit Committee or the Board. Finally, a person who is determined to be an audit committee financial expert will not be deemed an "expert" for purposes of Section 11 of the Securities Act of 1933.

**** Each Audit Committee member attended all of the 2005 meetings.

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Compensation Committee	Primary Functions	Meetings in 2005
Members*: Douglas E. Crist** James C. Epolito Kathleen A. Gaskin Lewis D. Johns Leonard Maas

  at least annually, review and approve corporate goals and objectives relevant to the compensation of Capitol's CEO, evaluate the CEO's performance in light of those goals and objectives, determine and approve the CEO's compensation level based on this evaluation, and recommend the CEO's compensation for ratification by the independent directors of the Board at least annually, to review and approve the compensation levels for members of Capitol's executive management team (senior executive officers of Capitol who report directly to the CEO or the Executive Committee of the Board) and any employee-directors of Capitol make recommendations to the Board with respect to incentive compensation plans and equity-based plans oversee the administration of the compensation, incentive and equity-based benefit plans of Capitol which have been, or may in the future be, adopted by the Board and, in connection therewith, to approve grants, awards and payouts under Capitol's stock option plans and Capitol's Management Incentive Plan review periodically, and approve or recommend for Board approval (as applicable) any changes to, Capitol's incentive, equity-based and other compensation plans review periodically, director and Board committee compensation levels and practices and recommend to the Board changes in such compensation levels and practices in accordance with the principles set forth in Capitol's Corporate Governance Guidelines
3***

*The members of the Compensation Committee are independent under the standards adopted by the Board of Directors and applicable NYSE and SEC standards. The Compensation Committee members were not at any time during 2005, or at any other time, employed by Capitol and are not eligible to participate in any of Capitol's benefit plans other than Capitol's stock option plan. The Compensation Committee members receive compensation from Capitol solely for their service as directors and committee members.

**Chairperson

*** Each Compensation Committee member attended all of the 2005 meetings.

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Ethics Committee	Primary Functions	Meetings in 2005
Members*: Kathryn L. Munro** Michael L. Kasten David O'Leary
  assist in monitoring the adequacy of Capitol's Code of Ethics to provide guidance on all related-party transactions including both review and approval on behalf of the Board and to identify potential conflicts of interest, including the establishment of safeguards, when necessary
1***

* The members of the Ethics Committee are independent under the standards adopted by the Board of Directors and applicable NYSE and SEC standards.

** Chairperson
*** All members attended 100% of the meetings held.

Nominating and Governance Committee	Primary Functions	Meetings in 2005
Members*: Lyle W. Miller** James C. Epolito Myrl D. Nofziger

  periodically review the appropriate size of the Board
  seek individuals qualified to become board members for recommendation to the Board receive comments from all directors and report annually to the Board with an assessment of the Board's performance, to be discussed with the full Board following the end of each fiscal year review and reassess the adequacy of the Corporate Governance Guidelines of Capitol and recommend any proposed changes to the Board for approval review and reassess the adequacy of its charter annually and recommend any proposed changes to the Board for approval
1***

* The Nominating and Governance Committee is composed entirely of independent directors and each member of the Nominating and Governance Committee satisfies the independence standards for such committee members established by NYSE.

**Chairperson

*** Each Nominating and Governance Committee member attended all of the meetings except for Mr. Nofziger who was appointed after the date of the Committee's 2005 meeting.

Risk Management Committee	Primary Functions	Meetings in 2005
Members: Paul R. Ballard* Michael J. Devine Ronald K. Sable

  chartered in 2005 to assist the Board with oversight of management's compliance with Capitol's regulatory obligations arising under applicable federal and state banking laws, rules and regulations monitor and assist management's implementation and enforcement of Capitol's risk management policies and procedures.
3**

*Chairperson

**Each Risk Management Committee member attended all of the meetings except for Mr. Sable who attended 67% of the meetings.

Technology Committee	Primary Functions	Meetings in 2005
Members: John S. Lewis* Paul R. Ballard James C. Epolito Ronald K. Sable

  oversee and approve requests for hardware and software
  oversee and approve all requests for systems development
  establish project priorities
  oversee all information systems performance
  oversee and recommend disposition of major information systems capital expenditures oversee implementation of new processes to ensure that Capitol's objectives are met
3**

*Chairperson

**Each Technology Committee member attended all of the meetings except for Mr. Ballard and Mr. Epolito who attended 67% of the meetings.

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AUDIT COMMITTEE REPORT

The Audit Committee's duties include reviewing the qualifications, independence and performance of Capitol's independent registered public accounting firm (independent auditors); reviewing general policies and procedures with respect to accounting and financial matters and internal controls; reviewing and approving the cost and types of audit and non-audit services performed by the independent auditors; meeting with independent auditors not less than once a year without Capitol's personnel to discuss internal controls and accuracy and completeness of the financial statements; reviewing the scope and budget of the audits of Capitol's consolidated financial statements and notifying the Board of major problems or deficiencies discovered with respect to its duties.

During fiscal 2005, the Audit Committee met ten times. The Audit Committee fulfills its responsibilities through periodic meetings with Capitol's independent auditors and management as well as regularly scheduled committee meetings. The Audit Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its tasks. Prior to public release, the Audit Committee discussed the interim financial information contained in each quarterly earnings announcement with Capitol's chief financial officer and the independent auditors.

Throughout the year, the Audit Committee monitors matters related to the independence of BDO Seidman, LLP, Capitol's independent registered public accounting firm, and has discussed with the independent auditors their independence. The Audit Committee also has received from the independent auditors the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

The Audit Committee discussed with the independent auditors all matters required by the Standards of the Public Company Accounting Oversight Board (United States), including those described in SAS 61, "Communication with Audit Committees", as amended, as well as reviewed with both the independent and the internal auditors their audit plans, audit scope and identification of audit risks. With and without Capitol's management present, the Audit Committee discussed and reviewed the results of the independent auditors' audit of Capitol's consolidated financial statements. The Audit Committee also discussed with management, the internal auditors and the independent auditors the quality and adequacy of Capitol's internal controls and the internal audit function's management, organization, responsibilities, budget and staffing.

The Audit Committee reviewed and discussed the audited consolidated financial statements of Capitol as of and for the year ended December 31, 2005, with management and the independent auditors. Management has the responsibility for the preparation and integrity of Capitol's financial statements and the independent auditors have the responsibility for expressing an opinion of those financial statements based on their independent audit. The Audit Committee also reviewed and discussed management's assessment of Capitol's internal control over financial reporting as of December 31, 2005. Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board that Capitol's audited consolidated financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2005, for filing with the Securities and Exchange Commission. The Audit Committee also reappointed BDO Seidman, LLP, as Capitol's independent registered public accounting firm for 2006.

As specified in Capitol's Audit Committee Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that Capitol's consolidated financial statements are complete and accurate and in accordance with accounting principles generally accepted in the United States of America. That is the responsibility of management and Capitol's independent auditors. In giving its recommendation to the Board of Directors, the Audit Committee has relied on (i) management's representation that such consolidated financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America, and (ii) the report of Capitol's independent auditors with respect to such consolidated financial statements.

The members of the Audit Committee are not employees of Capitol and are not performing the functions of internal auditors or accountants. As such, it is not the duty or responsibility of the Audit Committee or its members to conduct "field work" or other types of auditing or accounting reviews or procedures or to set auditor independence standards. Members of the Audit Committee necessarily rely on the information provided to them by management and the independent auditors. Accordingly, the Audit Committee's considerations and discussions referred to above do not assure that the audit of Capitol's financial statements has been carried out in accordance with the Standards of the Public Company Accounting Oversight Board (United States), that the financial statements are presented in accordance with accounting principles generally accepted in the United States of America or that Capitol's auditors are in fact "independent".

Each member of the Audit Committee is independent as defined under the NYSE listing standards. The Committee operates under a written charter which has been approved by the Board of Directors and is posted on Capitol's website.

                                               Audit Committee
                                               Gary A. Falkenberg, Chairman
                                               Louis G. Allen
                                               David L. Becker
                                               H. Nicholas Genova

COMPENSATION COMMITTEE REPORT

General

The Compensation Committee is responsible for the review and approval of corporate goals and objectives relevant to the compensation of Capitol's Chief Executive Officer, to evaluate the performance of the CEO in light of the goals and objectives and determine and approve the CEO's compensation levels based on this evaluation. Additionally, the Compensation Committee reviews and approves compensation levels for members of Capitol's executive management group. The Compensation Committee makes recommendations to the Board with respect to compensation plans and equity-based plans and oversees the administration of the compensation, incentive and equity-based benefit plans of Capitol. The Compensation Committee periodically reviews director and Board committee compensation levels and practices and recommends to the Board changes in such compensation levels and practices.

The Compensation Committee has followed certain fundamental objectives to ensure the effectiveness of Capitol's compensation strategy. These objectives include the following:

1.
Internal and external fairness - the Compensation Committee recognizes the importance of perceived fairness both internally and externally of compensation practices. The Compensation Committee has evaluated the overall economic impact of Capitol's compensation practices and when deemed necessary has consulted with independent outside advisors in the evaluation of contractual obligations and compensation levels.

2.
Performance based incentives - the establishment of financial incentives for senior management who meet certain objectives which promote Capitol's ability to meet its long-term growth and financial goals.

3.
Shareholder value and long-term incentives - the Compensation Committee believes that the long-term success of Capitol and its ability to consistently increase shareholder value is dependent on its ability to attract and retain skilled executives. Capitol's compensation strategy encourages equity based compensation to align the interests of management and shareholders.

4.
Full Disclosure - the Compensation Committee seeks to provide full disclosure to the independent members of the Board of Directors of Capitol's compensation practices and issues to ensure that all directors understand the implications of committee decisions.

The Compensation Committee has reviewed the compensation practices of peers and considered the individual efforts for the benefit of Capitol, as well as reviewed various subjective measures in determining the adequacy and appropriateness of the compensation of executives at Capitol. The Compensation Committee takes into account the performance of the executives as well as their longevity with Capitol. The Compensation Committee recognizes that the competition among financial institutions for attracting and retaining senior management executives has become more intense in the past few years. The Compensation Committee takes such market considerations into account to ensure that Capitol is providing appropriate long-term incentives to enable it to continue to attract new senior management executives and to retain the ones it already employs. The Compensation Committee additionally considers the increase in the cost of living that impacts its executive officers that are required to spend certain periods of time at subsidiary offices. General economic conditions and the past practice of Capitol are also factors that are considered by the Compensation Committee.

The Compensation Committee typically approves a percentage increase in the amount allocated for compensation of all employees at Capitol. The CEO is then responsible for individual allocations that fall within the limitations that are established by the Compensation Committee. Due to the possibility of the appearance of impropriety resulting from family relationships, the compensation of Brian English, Cristin Reid English and Joseph Reid III is set directly by the Compensation Committee itself without the involvement or recommendation of the CEO.

Capitol offers various forms of compensation which include base salary, incentive compensation and benefits. When reviewing and approving compensation levels the Compensation Committee examines all components of the CEO's and executive management's compensation including salary, bonus, equity and long-term incentive compensation, accumulated realized and unrealized stock option and restricted stock gains, the dollar value to the executive and the cost to Capitol of any and all perquisites and other personal benefits and potential severance and change-in-control scenarios. A summary sheet setting forth all the above components was prepared and reviewed prior to the Compensation Committee's recommendations. The summary of compensation included all aspects of executive compensation and presented the total compensation of each executive as a single number for the Compensation Committee to consider.

CEO Compensation

Joseph D. Reid has served Capitol as Capitol's Chairman, President and CEO since its inception and is relied on by the Board of Directors to provide effective leadership, operational oversight and to develop and implement prudent growth strategies for Capitol.

In evaluating the compensation level of the CEO, the Compensation Committee has considered performance objectives for Capitol which include asset and revenue growth, development of additional banking subsidiaries, asset quality, identification of strategic opportunities, development and maturation of the existing subsidiaries and core earnings performance. Additionally, Mr. Reid's continued commitment to Capitol and its development was considered. During the course of 2005, Capitol completed the acquisition of a controlling interesting in an existing bank and developed eight de novo banks in the states of California, Illinois, Washington, Michigan, Colorado and Missouri. Capitol also completed share exchanges with two of its subsidiaries and one of its second-tier bank holding companies and developed two second-tier bank development subsidiaries in 2005. Total earnings grew to record levels in 2005 and Capitol's share price appreciated by approximately 6.30% as compared with year-end 2004. The total number of Capitol's common shares outstanding grew by 6.39%. Per-share earnings grew, compared to last year, at a level that triggered a bonus for the CEO under the incentive bonus provisions of his employment contract. Triggering of incentive bonus provisions under the CEO's employment contract are based upon both the CEO and Capitol exceeding certain performance targets.

Base Salaries

In determining the base salary amounts for the executives, the Compensation Committee considers individual performance, experience, expertise and tenure as well as the compensation levels established by peers. The compensation of the executives is recommended by the CEO (with the exception of Brian English, Cristin Reid English and Joseph Reid III as discussed above) and reviewed by the Compensation Committee. The CEO's compensation is set by the Compensation Committee and presented to the full Board of Directors for approval.

Total salary information for the CEO and the next four most highly compensated executive officers for the year 2005 is set forth in the Summary Compensation Table on page 29 of this proxy statement. Such amounts include compensation paid to the executives by subsidiaries of Capitol which are not wholly-owned. Compensation paid by the affiliates is set by their individual Boards of Directors independent of Capitol. The Compensation Committee considers affiliated compensation in its review of the executive's pay level.

The compensation of the CEO is set based on the Compensation Committee's review of performance objectives for Capitol which include asset and revenue growth, development of additional banking subsidiaries, asset quality, identification of strategic opportunities, development and maturation of the existing subsidiaries and core earnings performance.

Incentive Compensation

Capitol has developed a bonus policy which is performance driven. It is divided into two parts: one subjective, the other based strictly on ROE targets. The subjective test evaluates executives based on their contribution to the safety and soundness of the organization including such factors as credit quality, capital management, personnel management and regulatory compliance; the second subjective factor is the contribution to long-term shareholder value.

The bonus policy seeks to align the interests of the executives with the shareholders by setting aggressive performance targets that enhance the value of Capitol. The bonus is paid in part in cash and in part in stock options. This bonus policy was put in place at Capitol and all of its affiliates to align the interests of all of the executives in the affiliates with the shareholders of Capitol.

Discretionary Awards of Stock Options/Restricted Stock Grants

Capitol has used the discretionary award of stock options primarily as a tool in its retention and recruitment of executive officers. None of the top five most highly compensated executives were given a discretionary award of stock options in the year 2005 other than as part of the bonus policy outlined above.

Certain restricted stock grants were made during 2005 pursuant to the shareholder-approved Capitol Bancorp Limited 2003 Stock Plan. The restricted stock grants are subject to continued performance requirements and typically have a vesting schedule of four years or greater.

Benefit Plans

Long-term incentives to align the interests of Capitol's employees with the shareholders have been implemented through the development of an Employee Stock Ownership Plan (ESOP). The ESOP provides typically annual awards of Capitol stock subject to vesting requirements. All employees, with the exception of the CEO, are eligible to participate in the program after meeting certain length of service and age qualifications.

Capitol has established a 401(k) plan, health insurance and other programs that are usual and customary to encourage retention of Capitol's employees.

Executive Supplemental Income Program

In an effort to retain the long-term services of its executives, Capitol has put in place an executive supplemental income program. The individual agreements call for the payment to the subject employee or designated beneficiary an annual benefit which is approximately equal to a percentage of the annual base salary of each employee, when entered into, for a period of fifteen years in the event of either the employee's retirement or the death of the employee before attaining retirement age. In the event of a change of control of Capitol (as defined in the agreements) which is not approved by Capitol's Board of Directors, each employee can retire with full benefits at any time after attaining the age of 55 without approval of the Board of Directors. The benefit liabilities under the agreements are covered by insurance contracts funded by Capitol and/or its subsidiaries. Capitol has entered into executive supplemental income agreements with two individuals listed in the Summary Compensation Table, Messrs. Hendrickson and Thomas.

Capitol intends to maintain deductibility for all compensation paid to covered employees, and it will comply with the required terms of the specified exemptions under Section 162(m) of the Code as enacted by the Revenue Reconciliation Act of 1993, except where that compliance would unduly interfere with the goals of the executive compensation program or the loss of deductibility would not be materially adverse to Capitol's overall financial position.

Based on its review, the Compensation Committee finds the CEO's and the executive management's total compensation in the aggregate to be reasonable and not excessive. It should be noted that when the Compensation Committee considers any component of the CEO's and the executive management's total compensation the aggregate amounts and mix of the components, including accumulated option and restricted stock gains are taken into consideration in the Compensation Committee's decisions.

Committee Meetings

During 2005 the Compensation Committee met three times. Additionally the Compensation Committee has subscribed to various periodicals and services to assist the Compensation Committee in staying abreast of the changing regulations and requirements of service on the Compensation Committee.

                                            Compensation Committee
                                            Douglas E. Crist, Chairman
                                            James C. Epolito
                                            Kathleen A. Gaskin
                                            Lewis D. Johns
                                            Leonard Maas

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the last completed fiscal year, the voting members of the Compensation Committee were Douglas E. Crist, James C. Epolito, Kathleen A. Gaskin, Lewis D. Johns and Leonard Maas. Except for Lewis D. Johns, none of these persons were, during such fiscal year, an officer or employee of Capitol or any of its subsidiaries, or was formerly an officer of Capitol or any of its subsidiaries, or had any relationship requiring disclosure by Capitol under any paragraph of Item 404 of Regulation S-K. Please see "Certain Relationships and Related Transactions" on page 31 for information on Lewis D. Johns.

No executive officer of Capitol served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the compensation committee or Board of Directors of Capitol. No executive officer of Capitol served as a director of another entity, one of whose executive officers served on the Compensation Committee of Capitol. No executive officer of Capitol served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a member of the Compensation Committee or as a director of Capitol.

BOARD COMPENSATION

Non-employee members of the Board of Directors are paid $1,000 cash per board meeting, $1,000 per committee meeting attended in person and $500 per meeting attended telephonically, effective as of March 1, 2005. Prior to March 1, 2005, non-employee members of the Board of Directors were paid $500 per committee meeting attended in person and $250 per meeting attended telephonically. Committee chairpersons receive twice the normal compensation for committee meetings. Non-employee directors are also paid a retainer of $15,000 per year paid in stock options, valued based on the Black-Scholes model. Stock options are granted at market price and have a term of seven years. In addition, Directors are entitled to a travel allowance of $500 for in-state board meetings and $1,500 for out-of-state board meetings. Board Officers are paid an additional fee to compensate them for the additional time and responsibility in fulfilling their roles. In 2005, Secretary O'Leary was paid an additional $25,000, Vice Chairman Miller was paid an additional $50,000 and Vice Chairman Kasten was paid an additional $80,000. In 2004 and 2003, Secretary O'Leary was paid an additional $10,000, Vice Chairman Miller was paid an additional $30,000 and Vice Chairman Kasten was paid an additional $60,000. See table on the following page for additional details.

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NON-EMPLOYEE BOARD COMPENSATION

Name of Director	Year	Board Fees	Travel Allowance	Stock Options Granted for Board Service (1)
Louis G. Allen	2005 2004 2003	$11,250 $6,500 $7,000	$3,000 $2,500 $2,500	2226 733 852
Paul R. Ballard	2005 2004 2003	$11,000 $5,500 $4,750	$3,000 $3,000 $4,000	2226 948 1304
David L. Becker	2005 2004 2003	$10,750 $11,000 $8,750	$3,000 $3,000 $4,000	2226 1715 2564
Douglas E. Crist	2005 2004 2003	$8,000 $3,000 $5,500	$3,000 $1,500 $4,000	2226 733 852
Michael J. Devine(2)	2005 2004 2003	$172,969 $136,350 $118,750	$37,050 $42,250 $43,000	2226 1433 1465
James C. Epolito	2005 2004 2003	$6,250 $4,750 $3,250	$2,500 $1,500 $2,500	2226 733 852
Gary A. Falkenberg	2005 2004 2003	$17,750 $10,750 $8,250	$3,000 $3,000 $4,000	2226 733 852
Joel I. Ferguson	2005 2004 2003	$4,000 $3,500 $1,500	$3,000 $2,500 $1,500	2226 733 852
Kathleen A. Gaskin	2005 2004 2003	$6,000 $4,000 $6,000	$3,000 $3,000 $4,000	2226 733 852
H. Nicholas Genova	2005 2004 2003	$10,750 $9,750 $7,500	$3,000 $3,000 $4,000	2226 1890 3055
Lewis D. Johns(3)	2005 2004 2003	$11,000 $8,000 $10,250	$6,000 $6,000 $7,000	2226 827 994
Michael L. Kasten(4)	2005 2004 2003	$144,800 $107,450 $98,100	$28,500 $30,300 $7,000	2226 1540 1701
Leonard Maas	2005 2004 2003	$5,000 $3,500 $5,250	$2,500 $2,500 $2,500	2226 1271 1276
Lyle W. Miller	2005 2004 2003	$55,900 $36,750 $36,250	$3,000 $3,000 $4,000	2226 827 923
Myrl D. Nofziger	2005 2004 2003	$5,500 $4,500 $2,500	$6,000 $6,000 $2,000	2226 733 None
David O'Leary(5)	2005 2004 2003	$38,000 $20,600 $21,750	$6,000 $5,250 $7,000	2226 868 965
Ronald K. Sable(6)	2005 2004 2003	$6,250 $13,050 $5,000	$3,500 $6,000 $6,600	2226 733 852

(1)	Includes options granted for service on affiliated bank boards.
(2)
Mr. Devine's compensation in 2005, 2004 and 2003 included each year a flat $25,000 fee for Southwest operations oversight and a flat $50,000 fee for Southwest credit administration/loan portfolio assistance. Mr. Devine's compensation also included board fees for service on various boards of affiliates of Capitol in 2005, 2004 and 2003. He also received in each of 2005, 2004 and 2003 a Southwest travel allowance in the amount of $24,000 to reimburse him for travel to various board meetings, as well as other travel allowances for his service on other affiliate boards. Mr. Devine was on the board of 13 affiliates in 2005 and 2004 and 14 affiliates in 2003.

(3)
Mr. Johns' compensation included board fees for service on various boards of affiliates of Capitol in 2005, 2004 and 2003. In addition he received travel allowances for his service on those affiliate boards. Mr Johns was on the board of 2 subsidiaries in 2005 and 2004 and on the board of 3 affiliates in 2003.

(4)
Mr. Kasten's compensation included board fees for service on various boards of affiliates of Capitol in 2005, 2004 and 2003. In addition, Mr. Kasten received in each of 2005, 2004 and 2003 a Southwest travel allowance in the amount of $24,000 to reimburse him for travel to various board meetings, as well as other travel allowances for his service on other affiliate boards. Mr. Kasten was on the board of 9 affiliates in 2005, 2004 and 2003.

(5)
Mr. O'Leary's compensation included board fees for service on the board of an affiliate of Capitol in 2005, 2004 and 2003. In addition he received travel allowances for his service on that affiliate board. Mr. O'Leary was on the board of 1 affiliate in 2005, 2004 and 2003.

(6)
Mr. Sable's compensation included board fees for service on the board of affiliates of Capitol in 2004 and 2003. In addition he received travel allowances for his service on those affiliate boards. Mr. Sable was on the board of 4 affiliates in 2004 and 1 in 2003.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT
AND CHANGE-IN-CONTROL ARRANGEMENTS

Capitol has entered into Employment Agreements with each of the named executive officers. Except for the salaries, the terms of each agreement currently in force are substantially identical with the exception of Mr. Thomas' and Ms. English's agreements which contain change of control provisions. The change of control provisions state that effective as of a change in control of Capitol, Mr. Thomas and Ms. English receive payment of 299% of their base salary in the event of termination or resignation. In addition to their salaries, each employee is entitled to various fringe benefits and a discretionary bonus. All employees are entitled to disability benefits under prescribed circumstances.

On March 31, 2003, Capitol entered into an employment agreement with Mr. Reid that took effect on March 13, 2003 (the "2003 Employment Agreement"). Under the 2003 Employment Agreement, Mr. Reid continues to serve as Chairman of the Board of Directors, President and Chief Executive Officer of Capitol. The 2003 Employment Agreement has an initial term of three years, which was set to expire on March 13, 2006. Pursuant to the terms of the 2003 Employment Agreement, its employment period is automatically extended for a three-year term on each annual anniversary of the 2003 Employment Agreement, unless Capitol provides Mr. Reid with notice 60 days prior to such anniversary, resulting in a running three-year employment period. The 2003 Employment Agreement permits Capitol to give Mr. Reid notice of its intention to stop the automatic extension, in which case the 2003 Employment Agreement will expire two years and sixty days from the date of Capitol's notice to him. Capitol has not provided notice of its intention to stop the automatic extension in 2006. Accordingly, the 2003 Employment Agreement will not expire until at least March 13, 2009.

Capitol is not permitted to reduce Mr. Reid's annual salary at any time during the term of the 2003 Employment Agreement. During the term of his employment, Mr. Reid will be entitled to an annual cash bonus each year based on achieving targets for both growth rates for earnings per share and consolidated assets. Each annual bonus will be subject to the terms and conditions of the Capitol Bancorp Limited Management Incentive Plan.

Pursuant to the terms of the 2003 Employment Agreement, Mr. Reid is also entitled to certain long-term incentive compensation consisting of common stock and cash. Capitol will grant Mr. Reid options to purchase shares of Capitol's common stock at an exercise price equal to the fair market value of Capitol's common stock on the date of such grant based on specific corporate development objectives during the term of the 2003 Employment Agreement. Additionally, on the fifth anniversary of the 2003 Employment Agreement, Capitol will award Mr. Reid two times his annual base salary paid to him during the fifth year of the 2003 Employment Agreement if, over the five year period beginning on January 1, 2003 and ending on December 31, 2007, certain growth targets for Capitol's earning per share and total assets are achieved.

Certain provisions of the 2003 Employment Agreement become operative only if a "change of control" (as defined therein) of Capitol occurs. If during the two-year period following a change of control as defined in the agreement, Mr. Reid terminates his employment for "good reason", or if Capitol terminates Mr. Reid's employment for reasons other than "cause" or "disability", he will generally be entitled to receive, within thirty days after termination: (a) any unpaid salary through the date of termination, as well as a pro-rata annual bonus for the year of termination at target or, if higher, the bonus awarded during the most recently completed fiscal year; (b) any compensation previously deferred by Mr. Reid and any accrued vacation pay; (c) three times the sum of his annual base salary, the highest annual bonus and the aggregate amount of the employer contributions made with respect to the most recently completed year pursuant to a qualified defined contribution plan and any related non-qualified plan in which Mr. Reid participated; and (d) the actuarial equivalent of the benefit that he would have received for three years of additional participation under Capitol's retirement plans. Mr. Reid would also continue to participate in Capitol's benefit plans for three years after termination, and would be eligible for continued vesting of his equity awards during this three-year period. Additionally, Capitol is entitled to set-off claims against Mr. Reid for amounts owed to Mr. Reid under the 2003 Employment Agreement and Capitol has agreed to pay the fees of any disputes arising under the 2003 Employment Agreement.

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STOCK PERFORMANCE GRAPH

Below is a graph which summarizes the cumulative return earned by Capitol's shareholders over the last five years compared with the SNL (SNL Financial LC) $1B-$5B Asset-Size Index, and the cumulative total return on the Russell 2000 Index. This presentation assumes that the value of the investment in Capitol's common stock and each index was $100 on December 31, 2000 and that subsequent cash dividends were reinvested.

Capitol Bancorp Limited

		Period Ending
Index	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05
Capitol Bancorp Limited	100.00	140.47	250.96	313.91	398.56	433.03
Russell 2000	100.00	102.49	81.49	120.00	142.00	148.46
SNL $1B-$5B Bank Index	100.00	121.50	140.26	190.73	235.40	231.38

STOCK OWNERSHIP

The following table sets forth information as of January 31, 2006 regarding each person (including any group as that term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934) who was known to be the beneficial owner of more than 5% of Capitol's common stock as of that date, each of the directors (including each nominee for election as a director), the Chief Executive Officer and the four other most highly compensated executive officers named in the Executive Compensation table, and all directors and executive officers as a group including the named executive officers:

Name of Beneficial Owner	Common Stock(1)(2)(3)	Rights to Acquire(4)	Restricted Stock(5)	Percent of Common Stock(6)
Joseph D. Reid , 200 N. Washington Sq., Lansing, MI, 48933	1,103,078	1,398,697	128,503(7)	15.25%
Michael L. Kasten	219,642	23,320	—	1.53%
Lyle W. Miller	70,503	9,427	—	*
Robert C. Carr	44,982	44,580	—	*
David O'Leary	68,667	9,357	—	*
Louis G. Allen	702	7,980	—	*
Paul R. Ballard	85,526	24,663	—	*
David L. Becker	75,401	2,226	—	*
Douglas E. Crist	50,816	8,018	—	*
Michael J. Devine	12,609	7,144	—	*
Cristin Reid English	21,661	59,926(8)	—	*
James C. Epolito	1,330	7,749	—	*
Gary A. Falkenberg	56,800	4,932	—	*
Joel I. Ferguson	57,560	1,311	—	*
Kathleen A. Gaskin	30,744	3,811	—	*
H. Nicholas Genova	8,602	2,226	—	*
Michael F. Hannley	34,615	55,594	18,296	*
Lewis D. Johns	190,727	6,593	—	1.24%
John Lewis	46,224	43,363	7,436	*
Leonard Maas	53,888	5,231	—	*
Kathryn L. Munro (9)	2,211	5,541	—	*
Myrl D. Nofziger	31,057	2,959	—	*
Ronald K. Sable	31,932	2,226	—	*
Lee W. Hendrickson	13,382	94,866	—	*
Bruce Thomas	13,794	55,159	—	*
All directors and executive officers as a group (43 Persons)(10)	2,491,704	2,181,787	154,235	26.78%
* Less than 1%

(1)
Represents shares for which the named person (a) has sole voting and investment power or (b) has shared voting and investment power. Excluded are shares that (i) are restricted stock holdings or (ii) may be acquired through stock option or warrant exercises.

(2)	Includes shares held in Capitol's 401k plan: 21,139 for Mr. Reid; 5,033 for Ms. English; 4,396 for Mr. Hannley; and 462 for Mr. Thomas.
(3)	Includes shares allocated and held in Capitol's Employee Stock Ownership Plan: 2,222 for Ms. English; 1,048 for Mr. Hannley; 2,541 for Mr. Hendrickson; 1,083 for Mr. Lewis and 2,038 for Mr. Thomas.
(4)	Represents shares of common stock that can be acquired through stock options exercisable within sixty days after January 31, 2006.
(5)
Represents shares of common stock subject to a vesting schedule, achievement of certain performance criteria, forfeiture risk and other restrictions. Although these shares are subject to forfeiture provisions, the holder has the right to vote the shares and receive dividends until they are forfeited.

(6)	Assumes shares that such person has rights to acquire are outstanding.
(7)
214,169 shares of restricted stock were issued to Mr. Reid on May 9, 2003. Such shares vest in equal amounts of 20% on January 1 of each year beginning on January 1, 2005 provided that Capitol achieves certain growth targets. The stock was granted under the terms of the Capitol Bancorp Limited Management Incentive Plan.

(8)	Excludes 42,225 options held by Brian K. English, Capitol's General Counsel and Cristin Reid English's husband.
(9)	Ms. Munro has not been nominated for re-election at the annual meeting.
(10)	Includes 56,308 shares held in Capitol's 401(k) and 44,908 shares allocated and held in Capitol's Employee Stock Ownership Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Rules and regulations promulgated by the SEC require periodic reporting of the beneficial ownership of and transactions involving Capitol's securities relating to directors, officers and beneficial owners of 10% or more of Capitol's securities. Under those rules and regulations, it is required that certain acquisitions and divestitures of Capitol's securities be disclosed via reports filed within prescribed time limits. Based on Capitol's review of filings made during the year ended December 31, 2005, there were four individuals who completed transactions which were not reported timely pursuant to the filing requirements.

Robert Carr failed to timely report sales in his IRA account on a Form 4. Michael Hannley failed to timely report sales of securities and the exercise of stock options on a Form 4. H. Nicholas Genova failed to timely report sales in his IRA account for the benefit of his wife and sales in a trust on a Form 4. David Powers failed to timely report sales in his 401(k) account on a Form 4.

EXECUTIVE OFFICERS

Capitol's current executive officers are as follows:

Name	Age	Position with Capitol	Officer Since
Joseph D. Reid	63	Chairman of the Board, President and CEO	1988
David J. Dutton	55	Chief Information Officer	2000
Cristin Reid English	37	Chief Operating Officer	1997
Brian K. English	40	General Counsel	2001
Lee W. Hendrickson	50	Chief Financial Officer	1991
John S. Lewis	52	President - Western Regions	2002
Michael M. Moran	46	Chief of Capital Markets	2000
Bruce A. Thomas	48	President - Eastern Regions	1998

For more information with respect to Messrs. Reid, Lewis, and Ms. English, see Nominees for Election as a Director for Term Expiring in 2007.

David J. Dutton - Mr. Dutton has served as the Chief Information Officer for Capitol and its affiliate Sun Community Bancorp Limited since 2000.

Brian K. English - Mr. English has served in his current capacity as General Counsel since 2001. Prior to that time he was in the private practice of law with the firm of English and Reid PLC.

Lee W. Hendrickson - Mr. Hendrickson has served as the Chief Financial Officer for Capitol since 1991.

Michael M. Moran - Mr. Moran joined Capitol in 2000 as the executive vice president of corporate development and currently serves as Chief of Capital Markets.

Bruce A. Thomas - Mr. Thomas joined Capitol in 1998 as senior vice president of risk management. He has also served as chief operating officer and currently serves as President of the Eastern regions.

EXECUTIVE COMPENSATION

The following table summarizes compensation paid to the CEO and the next four most highly compensated executive officers of Capitol for each of the three years in the period ended December 31, 2005:

Summary Compensation Table
	Annual Compensation				Long-Term Compensation
					Awards		Payouts
Name and Principal Position	Year	Salary($)(1)	Bonus($)	Other Annual Compensation ($)	Restricted Stock Award(s) ($)	Securities Underlying Options/SARs (#)	LTIP Payouts$)	All Other Compensation ($)(2)
Joseph D. Reid President, Chief Executive Officer and Chairman	2005 2004 2003	$1,000,000 1,000,000 1,023,733	$125,000 0 155,188	$0 0 0	$0 0 5,137,914 (4)	630,000 228,816 320,755	$0 0 0	$6,300 6,500 28,674(3)
Lee W. Hendrickson Chief Financial Officer	2005 2004 2003	350,000 333,457 313,901	25,000 25,000 26,000	0 0 0	0 0 0	20,000 50,000 480	0 0 0	11,536 11,625 14,292
John S. Lewis President - Western Regions	2005 2004 2003	325,000 297,439 285,998	25,000 25,000 23,333	0 0 0	0 0 318,855	20,000 20,000 1,121	0 0 0	8,594 11,625 10,628
Cristin Reid English Chief Operating Officer	2005 2004 2003	249,537 239,940 230,712	25,000 20,000 16,666	0 0 0	0 0 0	20,000 20,000 801	0 0 0	11,536 11,625 15,230
Bruce Thomas President - Eastern Regions	2005 2004 2003	240,000 198,008 182,349	25,000 25,000 23,333	0 0 0	0 0 0	20,000 35,000 159	0 0 0	11,536 11,625 11,025
(1)
Includes amounts paid by affiliates of Capitol Bancorp which are not wholly-owned. Amounts of salary and other compensation, as shown, have not been reduced pro rata to reflect Capitol's ownership percentage of subsidiaries.

(2)	Amounts contributed by Capitol's ESOP and 401(k) programs to the extent applicable.
(3)
Includes $6,000 which was contributed from the Capitol 401(k) program and $22,674 representing reimbursement for interest paid on a loan from Capitol that was paid-in-full in the first quarter of 2003, five years in advance of its due date.

(4)
Amount shown includes the value of 214,169 shares of restricted stock issued to Mr. Reid on May 9, 2003 at the closing price for common stock for Capitol of $23.99 as of such date. Such shares vest in equal amounts of 20% on January 1 of each year beginning on January 1, 2005 provided that Capitol achieves certain targets. The stock was granted under the terms of the Capitol Bancorp Limited Management Incentive Plan. 42,833.80 shares vested on January 1, 2005 and 42,832.20 shares vested on January 1, 2006. The aggregate value of the shares of restricted stock at the end of Capitol's 2005 fiscal year (as reported by the closing price of Capitol's common stock on December 31, 2005) without giving effect to the reduction in value attributed to the restriction on the stock is $8,018,487.36. Dividends are paid on shares of restricted stock at the same rate dividends are paid on unrestricted common stock.

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STOCK OPTIONS GRANTED IN 2005

	Individual Grants in 2005				Grant Date Value

Name of Executive	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees	Exercise Price Per Share	Expiration Date	Grant Date Present Value(1)
Joseph D. Reid	30,000	3.23	$31.86	2012	$251,045
Joseph D. Reid	30,000	3.23	$34.31	2012	$270,350
Joseph D. Reid	270,000	29.05	$32.03	2012	$2,271,463
Joseph D. Reid (2)	300,000	32.28	$37.48	2012	$2,953,288
Lee W. Hendrickson	20,000	2.15	$30.21	2011	$148,583
John S. Lewis	20,000	2.15	$30.21	2011	$148,583
Bruce Thomas	20,000	2.15	$30.21	2011	$148,583
Cristin Reid English	20,000	2.15	$30.21	2011	$148,583
(1)
Value estimated using a version of the Black-Scholes options pricing model based on information included in the table above as well as dividend yield and stock price information, with the aggregated assumptions of a risk-free rate of 4.2%, a dividend yield of 2.0%, a stock price volatility of 23% and an expected option life of 6.8 years

(2)
Represents incentive stock options in accordance with Mr. Reid's 2003 employment contract, which the compensation committee elected to issue before January 1, 2006 in order to avoid the expensing requirements applicable to stock options issued after December 31, 2005.

AGGREGATED OPTIONS EXERCISED IN LAST FISCAL YEAR
AND YEAR-END OPTION VALUES

	Shares Acquired on	Value	Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year-End(2)
Name	Exercise (#)	Realized ($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable
Joseph D. Reid	191,285	4,176,764	1,398,697	0	$12,813,052	$0
Lee W. Hendrickson	0	0	94,866	0	1,146,927	0
John S. Lewis	122,329	2,099,166	43,363	0	416,107	0
Bruce Thomas	3,154	60,714	55,159	0	386,289	0
Cristin Reid English	7,556	171,811	59,926	0	729,648	0

(1)	Based on approximate market price per share during month of exercise less exercise price of stock options, multiplied by number of stock options exercised.
(2)	Capitol's common stock is traded on the NYSE under the symbol CBC. Value is based on December 31, 2005 closing price of $37.44 per share.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

Summary of Equity Compensation Plans as of December 31, 2005
	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted-average exercise price of outstanding options, warrants and rights (1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	2,228,395	$28.09	122,042
Equity compensation plans not approved by security holders(1)	104,921	15.31	- - -
Equity Compensation Plans Resulting from share exchanges	548,967	19.89	- - -

Total	2,882,283	$26.07	122,042
(1)	Options issued pursuant to employment agreements with various officers of Capitol and its subsidiaries.

ACCOUNTING FOR STOCK OPTIONS

Like many companies, Capitol has granted stock options to its officers and directors and, as permitted under accounting rules in effect through December 31, 2005, has not treated stock options as an element of compensation expense. This is because Capitol has used the so-called intrinsic-value method for accounting for stock options which ascribes zero value and expense to stock options at the date granted or over the life of the stock option. When using that method, Capitol has been required to disclose what the fair value of the stock options would be, using a valuation model and a pro forma presentation of what compensation expense would have been recognized if Capitol used that fair value method and expensing alternative.

In December 2004, the standard-setting body responsible for issuing accounting guidance in this area issued a major revision of an earlier standard, which had permitted companies the choice between expense recognition for stock options or Capitol's approach of pro forma disclosure. The new guidance became effective for periods beginning after December 31, 2005 for calendar-year companies such as Capitol.

In 2005, Capitol granted stock options with an aggregate estimated fair value of approximately $9,400,000. If the stock options granted had been recorded as compensation expense, net income for 2005 would have been $29.8 million or $1.94 per diluted share.

It is important to point out, however, that the pro-forma effect of expensing 2005 stock option grants does not give effect to whether the accounting rule change would have had any impact on the level or structure of stock option grant activity. It is also impossible to speculate as of the date of this proxy statement what impact the new accounting rules will have on future stock option grants.

While the new rules apply prospectively to stock options granted after the 2005 date mentioned previously, it also applies to any previously granted but unvested stock options at that effective date. As of December 31, 2005, all of Capitol's stock options are vested as a result of prior acceleration of the vesting in anticipation of implementation of the new accounting rules. The accelerated vesting of stock options was done for the purpose of avoiding expense recognition relating to those stock options under the new guidance.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Capitol's banking subsidiaries have, in the normal course of business, made loans to certain directors and officers of Capitol and its subsidiaries and to organizations in which certain directors and officers have an interest. In the opinion of management, such loans were made in the ordinary course of business and were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties and did not involve more than the normal risk of collectibility or present other unfavorable features.

Capitol's subsidiary bank, Brighton Commerce Bank, leases its primary banking facility from Tri-O Development. Three of Mr. O'Leary's adult children are members of the leasing entity. Rent paid by Brighton Commerce Bank to the leasing entity amounted to $230,148 in 2005. Capitol's subsidiary Bank, Ann Arbor Commerce Bank, leases its primary banking facility from South State Commerce Center L.L.C. Lyle Miller's Trust owns 10% of the membership interest and H. Nicholas Genova's IRA owns 10% of the membership interest of the LLC. Rent paid by Ann Arbor Commerce Bank amounted to $469,013 in 2005. Capitol and its subsidiary bank, Capitol National Bank, paid rent and tenant improvements of $871,599 in 2005 for their principal offices at Capitol Bancorp Center, 200 Washington Square North, Lansing, Michigan to Business & Trade Center Limited, a Michigan limited partnership, under lease agreements with expiration dates of 2012 and portions which are renewable for periods of 5 years. Capitol entered into a new lease agreement with Business & Trade Center Limited effective January 1, 2006. The new lease agreement has an expiration date of 2020. Joseph D. Reid and Lewis D. Johns are partners of the partnership. Capitol's subsidiary bank, East Valley Community Bank, has a lease agreement with Chandler Properties Group, L.L.C. of which Messrs. Kasten and Devine are members. East Valley Community Bank paid $95,368 in rent in 2005. The lease rates represent what Capitol believes to be fair market value in the respective markets. All leasing arrangements which involve insiders have been approved by Capitol's ethics committee and reported to bank regulatory agencies prior to their commencement.

Brian K. English, Capitol's General Counsel, is licensed to practice law in Arizona, Colorado, Michigan and Ohio. Mr. English is the son-in-law of Joseph D. Reid and the husband of Cristin Reid English. Mr. English was paid $211,593 in 2005. Capitol also employs Joseph D. Reid III, an attorney and Capitol's Director of Bank Development. He is the son of Joseph D. Reid and the brother of Cristin Reid English and was paid $143,693 in 2005.

Capitol and its subsidiaries, on a consolidated basis, own approximately 30% of the outstanding membership interests of Access BIDCO, LLC, with an aggregate carrying value of $1,335,240 at December 31, 2005. Joseph D. Reid, Capitol's Chairman and CEO also serves as Chairman and Chief Executive Officer of Access BIDCO, LLC. Lee Hendrickson, Capitol's CFO, serves as Access BIDCO, LLC's CFO, Secretary and Treasurer and several other individuals who serve as directors of Access BIDCO, LLC also serve as directors of Capitol and/or its affiliates.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

BDO Seidman, LLP served as the independent registered public accounting firm for Capitol for the year ended December 31, 2005. Representatives of BDO Seidman, LLP will be present at the annual meeting to respond to appropriate questions and will have the opportunity to make a statement if they desire to do so. The following is a summary of BDO Seidman, LLP's fees for professional services rendered to Capitol during 2005 and 2004, which fees totaled $609,679 and $581,756, respectively, and are categorized in accordance with the SEC's rules on auditor independence as follows:

Audit Fees

BDO Seidman, LLP's fees totaled $581,504 and $544,383 in connection with the audit of Capitol's consolidated financial statements and reviews of the financial statements included in Capitol's quarterly reports on Form 10-Q for the years ended December 31, 2005 and 2004, respectively. Audit fees also include fees for audit services related to compliance with Section 404 of the Sarbanes-Oxley Act regarding Capitol's internal controls over financial reporting.

Audit Related Fees

Capitol paid BDO Seidman, LLP $26,000 and $28,500 during 2005 and 2004, respectively, for audit-related services, including audits of employee benefit plans and other attest services rendered to Capitol that are required by statute or regulation.

Tax Fees

BDO Seidman, LLP was paid $2,175 and $8,873 during 2005 and 2004, respectively, for federal and state tax return preparation and tax consultations for Capitol and its subsidiaries.

All Other Fees

BDO Seidman, LLP did not perform any other services during 2005 or 2004 for Capitol. Capitol does not utilize BDO Seidman, LLP for any internal audit services.

The Audit Committee has considered whether the provision of services described under the headings "Tax Fees" and "All Other Fees" is compatible with maintaining BDO Seidman, LLP's independence. In light of the nature of work performed and amount of the fees paid to BDO Seidman, LLP for those services, Capitol's Audit Committee has concluded the provision of such services is compatible with maintaining BDO Seidman, LLP's independence.

Capitol's Audit Committee's current policy requires pre-approval of all audit and non-audit services provided by the independent registered public accounting firm before such firm begins substantial performance of any engagement. The Audit Committee may delegate authority to a member of the Audit Committee to pre-approve the engagement of independent registered public accounting firms when the entire committee is unable to do so. All such pre-approvals must be reported to the entire committee at the next committee meeting. The Audit Committee's pre-approval policy prohibits BDO Seidman, LLP from providing any non-audit services that are prohibited by the Securities and Exchange Commission or the Public Company Accounting Oversight Board. All fees paid to BDO Seidman, LLP for services performed in 2004 and 2005 were pre-approved pursuant to this policy.

OTHER MATTERS

The Board of Directors is not aware of any business to come before the annual meeting other than those matters described above in this proxy statement. However, if any other matters should properly come before the annual meeting, including matters relating to the conduct of the annual meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of those voting the proxies.

MISCELLANEOUS

The cost of solicitation of proxies will be borne by Capitol. In addition to solicitations by mail, directors, officers and regular employees of Capitol may solicit proxies personally or by telephone without additional compensation.

Capitol's 2005 Annual Report to Shareholders is being provided herewith. Any shareholder who does not receive a copy of the Annual Report may obtain a copy by writing Capitol. The Annual Report also may be viewed by accessing Capitol's website at www.capitolbancorp.com. The Annual Report is not to be treated as a part of the proxy solicitation material nor as having been incorporated herein by reference.

FORM 10-K

A copy of Capitol's 2005 Form 10-K, without exhibits, is available to shareholders without charge upon written request to: Capitol Bancorp Limited, Capitol Bancorp Center, 200 Washington Square North, Lansing, Michigan 48933.

Form 10-K, and certain other periodic filings are filed with the SEC. The SEC maintains an Internet website that contains reports, proxy and information statements and other information regarding companies which file electronically (which includes Capitol). The SEC's website address is www.sec.gov. Capitol's filings with the SEC can also be accessed through Capitol's website, www.capitolbancorp.com.

NO INCORPORATION BY REFERENCE

In Capitol's filings with the SEC, information is sometimes "incorporated by reference." This means that Capitol is referring you to information that has previously been filed with the SEC and the information should be considered as part of this filing. Based on SEC regulations, the stock performance graph of this proxy statement, the "Audit Committee Report" and the "Compensation Committee Report" specifically are not incorporated by reference into any other filings with the SEC. In addition, this Proxy Statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this Proxy Statement.

SHAREHOLDER PROPOSALS

Shareholder Proposals for Inclusion in 2007 Proxy Statement

In order to be eligible for inclusion in Capitol's proxy material for next year's annual meeting of shareholders, any shareholder proposal to take action at such meeting must be received at Capitol's main office at Capitol Bancorp Center, 200 Washington Square North, Lansing, Michigan 48933, no later than December 4, 2006. Any such proposal shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended.

Other Shareholder Proposals for Presentation at 2007 Annual Meeting

Any security holder proposal which a shareholder wishes to present at Capitol's 2007 annual meeting of shareholders but which is not intended to be considered for inclusion in the proxy statement and proxy for that meeting must be received by Capitol on or before February 15, 2007. Such proposals should be sent by registered or certified mail to David O'Leary, Secretary, Capitol Bancorp Limited, Capitol Bancorp Center, 200 Washington Square North, Lansing, Michigan 48933. If Capitol does not have notice of the proposal by that date, Capitol's form of proxy in connection with that meeting may confer discretionary voting authority to vote on that matter and the persons named in Capitol's form of proxy will vote the shares represented by such proxies in accordance with their best judgment.

                            BY ORDER OF THE BOARD OF DIRECTORS,

                            JOSEPH D. REID
Chairman of the Board

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VOTING INSTRUCTIONS

You can vote your shares in one of three ways:

TELEPHONE***INTERNET***MAIL
24 hours a day - 7 days a week

Your vote is important. Please vote as soon as possible.
Vote-by-Internet

Log on to the Internet and go to http://www.eproxyvote.com/cbc

Have your proxy card in hand when you access the website and follow the instructions.  Internet votes must be received by 5:00 p.m. (Central Time) on April 25, 2006.

OR	Vote-by-Telephone

Call toll-free (in the U.S.)
1-800-758-6973

Have your proxy card in hand when you call and follow the instructions.  Telephone votes must be received by 5:00 p.m. (Central Time) on April 25, 2006.

Your Internet or telephone vote works in the same manner as if you marked, signed and returned your proxy card by mail.

Vote-by-Mail Mark, sign and date the proxy card on the reverse side. Detach the proxy card and return it in the postage-paid envelope. YOUR VOTE IS IMPORTANT

IF YOU VOTE BY MAIL PLEASE MARK, DATE AND SIGN THIS PROXY
CARD AND RETURN IT IN THE ENCLOSED ENVELOPE.
PROXY
CAPITOL BANCORP LIMITED
Capitol Bancorp Center
200 Washington Square North
Lansing, MI 48933

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints Joseph D. Reid and David O'Leary as Proxies, each with the power to appoint his substitute and hereby authorizes them to represent and to vote as designated below, all the shares of Common Stock of Capitol Bancorp Limited held of record by the undersigned on February 27, 2006 at the Annual Meeting of Shareholders to be held on April 26, 2006, or any adjournment thereof.

The Board of Directors recommends a vote FOR the following Proposal:
1. Election of Directors:

☐FOR all nominees listed (except as marked to the contrary)            ☐WITHHOLD AUTHORITY to vote for all nominees listed below

(01) Louis G. Allen	(06) Michael J. Devine	(11) Kathleen A. Gaskin	(16) John S. Lewis	(21) Joseph D. Reid
(02) Paul R. Ballard	(07) Cristin Reid English	(12) H. Nicholas Genova	(17) Leonard Maas	(22) Ronald K. Sable
(03) David L. Becker	(08) James C. Epolito	(13) Michael F. Hannley	(18) Lyle W. Miller
(04) Robert C. Carr	(09) Gary A. Falkenberg	(14) Lewis D. Johns	(19) Myrl D. Nofziger
(05) Douglas E. Crist	(10) Joel I. Ferguson	(15) Michael L. Kasten	(20) David O'Leary

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Meeting.

(Continued and to be signed on the reverse side)

VOTING INSTRUCTIONS

You can vote your shares in one of three ways:

TELEPHONE***INTERNET***MAIL
24 hours a day - 7 days a week

Your vote is important. Please vote as soon as possible.
Vote-by-Internet

Log on to the Internet and go to http://www.eproxyvote.com/cbc

Have your proxy card in hand when you access the website and follow the instructions.  Internet votes must be received by 5:00 p.m. (Central Time) on April 25, 2006.

OR	Vote-by-Telephone

Call toll-free (in the U.S.)
1-800-758-6973

Have your proxy card in hand when you call and follow the instructions. Telephone votes must be received by 5:00 p.m. (Central Time) on April 25, 2006.

Your Internet or telephone vote works in the same manner as if you marked, signed and returned your proxy card by mail.

Vote-by-Mail Mark, sign and date the proxy card on the reverse side. Detach the proxy card and return it in the postage-paid envelope. YOUR VOTE IS IMPORTANT

IF YOU VOTE BY MAIL PLEASE MARK, DATE AND SIGN THIS PROXY
CARD AND RETURN IT IN THE ENCLOSED ENVELOPE.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted "FOR" the Proposals.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Please sign this proxy exactly as your name appears on the books of the company. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.

                      Date                                            , 2006

      Signature

                          Signature
                                                           (If held jointly)

  Please indicate whether you plan to attend the Annual Meeting of Shareholders:

 ☐WILL ATTEND  NUMBER OF PERSONS

 ☐WILL NOT ATTEND